                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of March 1, 1997 by and between QUALITY CARE SOLUTIONS, INC., a Nevada corporation (the "Company"), and Deborah L. Fain, an individual residing in Arizona ("Employee").


                                    RECITALS:

         A. Employee is the Sr. Vice President Customer Service of the Company and has served as an executive officer of the Company since August 1, 1997;

         B. The Board of Directors of the Company considers a sound and vital management to be essential to the Company and desires to have the continuing benefit of Employee's knowledge, experience and service; and

         C. The Company desires to retain the services of Employee in the capacities herein set forth and the Employee desires to be employed by the Company in such capacities.


                                   AGREEMENT:

         The parties hereto, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

         1.1 "Board" means the Board of Directors of the Company or any successor thereof.

         1.2 "Company" means Quality Care Solutions, Inc. or any successor entity.

         1.3 "Compensation" means the total amount payable to Employee pursuant to Section 4.1.

         1.4 "Effective Date" means August 1, 1997.

         1.5 "Final Average Annual Compensation" means the total amount included in Employee's gross income for federal income tax purposes in connection with employment hereunder for payments or benefits received under the provisions of
Section 4.1 (not including stock options received in lieu of salary increases) hereof during the three calendar years immediately preceding the calendar year during which termination of employment occurs, divided by three.

         1.6 "Good Reason" means the occurrence of any of the following events to which Employee has not expressly agreed to in writing:

         (a) The assignment to Employee of duties inconsistent with Employee's position, duties, responsibilities and status with the Company on the Effective Date or the failure to re-elect or re-appoint Employee to his present position;

         (b) A material reduction in Employee's Compensation as in effect on the Effective Date or on any renewal date of this Agreement, whichever occurs later;

         (c) Employee's relocation, without his consent, to any metropolitan area other than the principal location at which Employee performed Employee's duties on the Effective Date, except for required travel by Employee on the Company's business;

         (d) The failure of the Company to obtain the assumption of this Agreement by any successor to substantially all of the assets or business of the Company; or

         (e) Any material breach by the Company of any provision of this Agreement which is not corrected by the Company or, if the breach cannot be corrected, as to which the Company fails to pay to Employee reasonable compensation for such breach, within 60 days following receipt by the Company of written notice from Employee specifying the nature of such breach.



         1.7 "Proprietary Information" means all information used by the Company in the conduct of its business and includes any information developed by Employee at the discretion of the Company, out of or as an extension of existing Proprietary Information, or using resources, such as materials or tools, existing technology, patents and licenses belonging to the Company. Proprietary Information includes, but is not limited to, information relating to (a) the products, inventories, discoveries, patents, formulae, know-how, designs, trade secrets or other technical information of the Company, (b) the marketing methods, names of vendors, names of customers, costs of materials, prices of products or services, lists or records, profits and losses or any other financial prices of products or services, lists or records, profits and losses or any other financial information of the Company, (c) the present or future plans, names and compensation of employees or any other business information of the Company, or (d) any other information or data of a confidential nature concerning the products, technology, operations, finances or business of the Company.


         1.8 "Termination For Cause" means the termination of employment of Employee by the Board because of Employee's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, conviction of the violation of any material law, rule or regulation resulting in the Company's detriment or reflecting upon the Company's integrity (other than traffic infractions or similar minor offenses) or a material breach by the Employee of the terms of this Agreement and failure to cure such breach within 30 days after receipt of written notice from the Company specifying the nature of such breach or to pay compensation to the Company deemed reasonable by the Company if the breach cannot be cured.


         1.9 "Total and Permanent Disability" means any condition affecting Employee that prevents the performance of the essential job functions and which is expected to be of a long, continued and indefinite duration which has caused Employee's absence from service, after providing to Employee reasonable accommodation to perform the requirements of the job if required by law, for not less than 180 consecutive days during any 12 month period or for such shorter periods aggregating 180 days during any 12 month period. In such instance, a determination of the existence of the Employee's disability and of the duration of the disability may be made by written agreement between the Company and the Employee, or Employee's legally appointed guardian if the Employee then is incompetent. If the parties do not agree, such determination shall be made, and certified in writing, by a licensed physician who is a member of the Maricopa County Medical Association and not an employee of the Company, and such physician's determination, after the proper medical examination, shall be binding and conclusive upon the parties to this Agreement. The examining physician shall be selected by agreement of the Company and the Employee. If the Company and the Employee cannot agree on a physician, then each party shall select a physician and these two physicians shall select a third physician who will act as the examining physician. The examining physician shall make the determination as promptly as practicable after selection and examination of the Employee. The services provided by the examining physician shall be paid for by the Company. The Employee shall fully cooperate with the examining physician, including submission to such medical examination as may be requested by the examining physician for the purpose of determining whether the Employee is totally disabled. If the Employee is found to be totally disabled, Employee shall be deemed to remain disabled until found otherwise by the examining physician. Should disability commence within six months after termination of a prior period of disability, and should the later disability be related to the same sickness or injury which results from any earlier disability, then the later period of disability shall be considered to have consecutively followed the earlier period of disability. Whether the later disability is related to the same sickness or injury which resulted in the earlier disability shall be determined in the same manner provided above for determining disability.

         2. Employment. The Company hereby retains and employs Employee to serve in the capacity of Sr. Vice President Customer Service of the Company. Employee accepts such employment on the terms and conditions set forth herein. Employee shall serve in such other executive capacities and have such additional titles and authorities with respect to the Company as the Board may from time to time reasonably prescribe. During the term of this Agreement, Employee shall devote substantially his entire work time, attention, and energies to the business of the Company. Subject to the provisions of Section 6 hereof, Employee may serve as a director or member of any other corporation or entity so long as any such service does not cause any conflict of interest with the Company.

         3. Term. The term of this Agreement shall commence on the Effective Date and shall end, unless previously terminated in accordance with the provisions of Section 5 hereof or this Section 3, at the close of business on the day before the third anniversary of the Effective Date hereof; provided, however, that on July 31, 2000 and on July 31 of each subsequent year, the term of this Agreement shall be automatically extended for an additional one-year period (the "Extension Period" hereof). Notwithstanding the foregoing, 30 days prior to July 31, 2000 and on July 31 of any subsequent year during which this Agreement is in effect, the Board may determine to allow this Agreement to terminate on the date of the end of the original term hereof or the end of the last automatically effective Extension Period, whichever is applicable, and in such event the Company shall give Employee prompt written notice of such determination.

         4. Compensation.

         4.1 Base Salary. Subject to the further provisions of this Agreement, the Company agrees to pay to Employee $90,000 (ninety thousand dollars) annually, as the base salary in effect on August 1, 1997, payable no less frequently than on a semi monthly basis, with such increases as shall be made from time to time in accordance with the Company's regular salary administrative practices as applied to Company officers. The base salary of Employee shall not be decreased at any time during the term of this Agreement from the amount in effect as of the Effective Date. Employee acknowledges that $1,000 of the annual base salary is allocable to payment for entering into the covenants set forth in
Section 6.

         4.2 Fringe Benefits. Employee shall be entitled to participate in any fringe benefits which are now or may hereafter become applicable to the Company's senior executives, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Employee under this Agreement; including, but not limited to, automobile or other transportation allowances; reimbursement for reasonable business expenses accounted for in accordance with applicable governmental regulations; life, long-term disability and accident insurance plans; employee saving and investment plans; stock option or purchase plans; and medical, dental and hospitalization insurance plans; and such other prerequisites as the Company may, from time to time and in its sole discretion, make available generally to employees of similar rank without any material reduction in such fringe benefits as in effect on the Effective Date hereof. Employee shall be entitled to paid vacation days as set forth in the Company's policy manual for employees of similar rank and longevity with the Company.

         4.3 Participation in Retirement and Benefit Plans. The Employee shall be entitled to participate in any retirement, pension, thrift or other retirement plan that the Company has adopted or may adopt for the benefit of its senior executives.

         5. Termination. Employee's employment under this Agreement shall terminate upon the occurrence of any one of the following events:

         5.1 Total and Permanent Disability. In the event Employee suffers Total and Permanent Disability, the Company may terminate Employee's employment. Upon termination by reason of Total and Permanent Disability the Company shall pay to Employee such benefits as may be provided to officers of the Company under any Company provided disability insurance or similar policy or under any Company adopted disability plan and in the absence of any such policy or plan shall continue to pay to Employee for a period of not less than six months the Compensation then in effect as of the effective date of Employee's termination. Nothing contained herein shall be construed to affect Employee's rights under any disability insurance or similar policy, whether maintained by the Company, Employee or another party.

         5.2 Death. In the event of the death of Employee this Agreement shall terminate and all obligations of the Company hereunder shall be extinguished as of the date of Employee's death. Nothing contained herein shall be construed to affect any rights of Employee's estate under any life insurance or similar policy, whether owned by the Company, the Employee or any third party.

         5.3 Termination For Cause. The Company may effect a Termination For Cause of Employee at any time with notice to the Employee. The Company shall have no further obligation to pay Compensation hereunder after the date of Termination For Cause.

         5.4 Termination by Employee With or Without Good Reason. Employee may terminate his employment hereunder at any time without Good Reason upon 30 days written notice to the Company. Employee may also terminate his employment hereunder at any time without notice within 180 days following the occurrence of an event constituting Good Reason.

         5.5 Benefits on Termination by Employee for Good Reason or by the Company Without Cause. If Employee elects to terminate his employment during the term of this Agreement within 180 days following the occurrence of an event constituting Good Reason hereunder, or if, in violation of the terms of this Agreement, the Company terminates Employee's employment other than as provided in Sections 5.1, 5.2 or 5.3 hereof, Employee shall be entitled to receive severance pay commencing 30 days following the date Employee terminates his employment in an amount equal to one-twelfth of 100% of Employee's Final Average Annual Compensation per month payable monthly, during the remainder of the Extension Period of this Agreement or for a period of 12 months, whichever is greater. For the purposes of this Section 5.5, a decision by the Company not to allow an automatic extension of the term of this Agreement, as permitted under the provisions of Section 3 hereof, shall not constitute a termination of Employee's employment in violation of the terms of this Agreement.

         5.6 Benefits Not Exclusive. Any amounts paid to Employee under the provisions of this Section 5 shall not affect Employee's right to payments, including payments on an accelerated basis, under any deferred compensation plan maintained by the Company. Any amendment to any such plan that would diminish Employee's rights or deprive Employee of an immediate payment on termination of employment as defined in such plan, shall be ineffective with respect to Employee, unless Employee specifically consents, in writing, to such amendment.

         6.Restrictive Covenants.

         6.1 Covenant Not to Compete. Employee agrees that during the term of his employment hereunder, and for a period of two years thereafter, or if a court determines two years are not necessary to protect the Company's legitimate interests, then for the period so determined necessary to protect Company's legitimate interests, Employee shall not perform services anywhere worldwide (or if a court determines that this restriction is not necessary to protect the Company's legitimate interests, then such geographical area that is determined necessary to protect Company's legitimate interests) in any business which sells or otherwise deals with products similar to or competitive with those developed by or in the process of development by the Company during the term of employment hereunder. This non-competition covenant shall include all forms of competition, direct or indirect, including competition as an employee, proprietor, shareholder, member, officer, director, consultant, trustee, independent contractor or in any other capacity. The parties acknowledge that the geographic area of this covenant is reasonable in view of the highly specialized and narrow scope of the present and proposed business of the Company and the consequent ability of the Employee to work in non-competitive areas. Nothing in this Section 6.1 shall be deemed to prohibit Employee from purchasing less than five percent of the outstanding shares of any company whose shares are traded on a national exchange and which, at the time of purchase, is not engaged in competition with the Company or any of its affiliates or subsidiaries.

         6.2 Confidential Information. Employee agrees that all Proprietary Information is the sole and exclusive property of the Company and that Employee will not, during the term of employment or any time after termination of employment, disclose any Proprietary Information to any third party or use any Proprietary Information in any way to compete with or to act in any way adverse to the Company, except with the prior written consent of the Company. Employee acknowledges that Employee has and will have access to Proprietary Information of the Company and Proprietary Information of the Company's subsidiaries, divisions and affiliated companies, now or hereafter existing (collectively referred to hereinafter as the "Affiliates") throughout the term of this Agreement and that part of Employee's work assignment may involve the development of Proprietary Information. Any such Proprietary Information, regardless of whether Employee alone or with others developed any such Proprietary Information, shall be and shall remain the property of the Company or of the Company's Affiliates. During the term of this Agreement and after termination of employment, Employee shall not, either voluntarily or involuntarily, on either his own account, as a member of a firm, or on behalf of another employer or otherwise, directly or indirectly, use or reveal to any person, partnership, corporation or association any trade secret or confidential information of the Company or of the Affiliates. Such trade secrets shall include, but shall not be limited to, software formulas, programs, patterns, codes, algorithms, devices, secret inventions, processes, business plans, marketing plans or programs, any non-public financial information, including but not limited to financial information, forecasts and statistics, contracts, customer lists, compensation arrangements and business opportunities. Employee will not make available to any person, partnership, corporation or association, or retain after termination of employment, any Company or Affiliates policy manuals, printed materials, programs, formulas, algorithms, files, records, drawings or computer disc containing information related to the Company or Affiliates.

         6.3 Invention Rights. Employee hereby agrees to assign any and all rights to any Proprietary Information, discovery, idea, computer program, invention or inventive improvement (whether patentable or not), design, drawing, sketch, specification, or other things conceived of or reduced to practice during employment with the Company which relate to the Company's business, or which are conceived of or reduced to practice after termination of employment which make use of any of the foregoing. Employee further agrees to execute (without further consideration) any documents in furtherance of perfecting the Company's rights in the foregoing, including documents transferring patent, copyright, trademark, trade secret or other rights. In instances where any doubt exists in Employee's mind as to whether anything developed by Employee falls within the foregoing categories, Employee agrees to request a written statement from the Company regarding the same.

         6.4 Disclosure of Information. Employee agrees to promptly disclose in writing to the Company any discovery, idea, computer program, invention or inventive improvement (whether patentable or not), design, drawing, sketch, specification, or other things conceived of or reduced to practice during employment with the Company which relate to the Company's business, or which are conceived of or reduced, to practice after termination of employment which make use of any of the foregoing. In instances where any doubt exists in Employee's mind as to whether anything developed by Employee falls within the foregoing categories, Employee agrees to request a written statement from the Company regarding the same. Employee agrees to safeguard all the foregoing information from public disclosure, including taking any such measures as the Company may require to prevent divulgence to third parties.

         7. Injunctive Relief. Employee acknowledges that the restrictions contained in Section 6 are a reasonable and necessary protection of the immediate interests of the Company and that any violation of these restrictions would cause substantial injury to the Company. In the event of a breach or threatened breach by Employee of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Employee from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

         8. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Employee, the Company and their respective heirs, executors, administrators, successors and assigns; provided, however, that Employee may not assign Employee's rights or delegate Employee's duties hereunder without the prior written consent of the Company. The Company may assign its rights or delegate its duties hereunder to any of its subsidiaries or affiliated corporations or to any successor to substantially all of the assets or business of the Company.

         9. Modification, Waiver or Amendment. The provisions of this Agreement may not be modified, amended or waived except by a written instrument executed by the Company and Employee. The waiver of any provision of this Agreement by either party shall not constitute a waiver of any subsequent occurrences or transactions unless the waiver, by its terms, constitutes a continuing waiver.

         10. No Mitigation. Any compensation earned by Employee from another employer or from employment not in violation of the provisions of Section 2 or
Section 6 hereof shall not reduce any payment to which Employee is entitled under the terms of this Agreement.

         11. Miscellaneous.

         11.1 Entire Agreement. This Agreement including the documents and instruments referred to herein, rescinds and supersedes any other agreement and contains the entire agreement and understanding between the parties relative to the employment of Employee, there being no terms, conditions, warranties, or representations other than those contained or referred to herein, and no amendment hereto shall be valid unless made in writing and signed by both of the parties hereto.

         11.2 Governing Law. This Agreement shall be governed by, enforced, interpreted and construed in accordance with the internal substantive laws of the State of Arizona as applied to residents of Arizona without regard to conflicts or choice of law principles.

         11.3 Legal Modification and Severability. In the event that any provisions herein shall be legally unenforceable, the provisions shall be modified to the least extent possible to be enforceable and the remaining provisions nevertheless shall be carried into effect.

         11.4 Attorneys' Fees. In the event of any litigation between the parties hereto arising out of the terms, conditions and obligations expressed in this agreement, the prevailing party in such litigation shall be entitled to recover reasonable attorneys' fees incurred in connection therewith.

         11.5 Notices. All notices required or permitted to be given hereunder shall be deemed given if in writing and delivered personally or sent by facsimile, telex, telegram, telecopy, or forwarded by prepaid registered or certified mail (return receipt requested) to the party or parties at the following addresses (are at such other addresses as shall be specified by like notices), and any notice, however given, shall be effective when received:

                 To Employee:     Deborah L. Fain
                                  549 N. Jay Street
                                  Chandler, AZ 85048

                 To the Company:  Quality Care Solutions, Inc.
                                  5030 E. Sunrise Drive
                                  Phoenix, Arizona  85044
                                  Attention:  Chief Financial Officer

         11.6 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

         11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.8 Headings. The subject headings to the sections in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         11.9 Survivorship. The provisions of Sections 5, 6, 7 and 10 shall continue and shall survive the termination of the Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

                                    COMPANY:

                                    QUALITY CARE SOLUTIONS, INC.,
                                    a Nevada corporation


                                    By: /s/
                                      --------------------------
                                    Its:
                                      --------------------------


EMPLOYEE: /s/ Deborah L. Fain
        --------------------------
        Deborah L. Fain